news release

EXHIBIT 99.1
FOR RELEASE AT 3:15 AM PT
JULY 29, 2022

Chevron Announces Second Quarter 2022 Results
•Reported earnings of $11.6 billion; adjusted earnings of $11.4 billion
•Cash flow from operations of $13.8 billion; free cash flow of $10.6 billion
•Completed acquisition of Renewable Energy Group, Inc.
San Ramon, Calif., July 29, 2022 – Chevron Corporation (NYSE: CVX) today reported earnings of $11.6 billion ($5.95 per share - diluted) for second quarter 2022, compared with $3.1 billion ($1.60 per share - diluted) in second quarter 2021. Included in the current quarter were charges associated with an early contract termination of $600 million, pension settlement costs of $11 million, and a gain on asset sales of $200 million. Foreign currency effects increased earnings by $668 million. Adjusted earnings of $11.4 billion ($5.82 per share - diluted) in second quarter 2022 compares to adjusted earnings of $3.3 billion ($1.71 per share - diluted) in second quarter 2021.
Sales and other operating revenues in second quarter 2022 were $65 billion, compared to $36 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2022	2021	2022	2021
Earnings by business segment
Upstream	$8,558	$3,178	$15,492	$5,528
Downstream	3,523	839	3,854	844
All Other	(459)	(935)	(1,465)	(1,913)
Total (1)(2)	$11,622	$3,082	$17,881	$4,459
(1) Includes foreign currency effects	$668	$43	$450	$41
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Second quarter financial performance improved as we delivered a return on capital employed of 26 percent,” said Mike Wirth, Chevron’s chairman and chief executive officer. The company also strengthened its balance sheet, lowering its debt ratio to under 15 percent, and increased the top end of its annual share repurchase guidance range to $15 billion.
“We more than doubled investment compared to last year to grow both traditional and new energy business lines,” Wirth added. “With Permian production more than 15 percent higher than a year ago and now as one of the leading renewable fuel producers in the United States, Chevron is increasing energy supplies to help meet the challenges facing global markets,” Wirth concluded.

-MORE-

This investment includes total capital and exploratory and acquisition-related expenditures as Chevron closed its acquisition of Renewable Energy Group, Inc. and completed the formation of a renewable fuels joint venture with Bunge North America, Inc. Also during the second quarter, the company sanctioned the Ballymore project in the deepwater U.S. Gulf of Mexico, which is expected to require a gross investment of approximately $1.6 billion. The field is planned to be produced through an existing facility with allocated capacity of 75,000 barrels of crude oil per day.
The company also advanced its carbon capture and storage (CCS) business this quarter by launching a CCS project aimed at reducing the carbon intensity of its upstream operations in California and forming an expanded joint venture to develop the Bayou Bend CCS hub in Texas, with the goal of it becoming one of the first offshore CCS projects in the United States.
Further, leveraging the company’s growing U.S. natural gas production and its global liquefied natural gas (LNG) value chain, Chevron signed agreements to export 4 million tonnes per year of LNG out of the U.S. Gulf Coast, commencing in 2026.
UPSTREAM
Worldwide net oil-equivalent production was 2.90 million barrels per day in second quarter 2022. International production decreased 13 percent primarily due to the end of concessions in Thailand and Indonesia, while U.S. production increased 3 percent compared to the same period a year ago mainly in the Permian Basin.

U.S. Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2022	2021	2022	2021
Earnings	$3,367	$1,446	$6,605	$2,387
U.S. upstream operations earned $3.37 billion in second quarter 2022, compared with $1.45 billion a year earlier. The improvement was primarily due to higher realizations, partially offset by higher operating expenses largely due to an early contract termination.
The company’s average sales price per barrel of crude oil and natural gas liquids was $89 in second quarter 2022, up from $54 a year earlier. The average sales price of natural gas was $6.22 per thousand cubic feet in second quarter 2022, up from $2.16 in last year’s second quarter.
Net oil-equivalent production of 1.17 million barrels per day in second quarter 2022 was up 36,000 barrels per day from a year earlier. The increase was primarily due to net production increases in the Permian Basin. The net liquids component of oil-equivalent production in second quarter 2022 increased 4 percent to 888,000 barrels per day, and net natural gas production increased 2 percent to 1.71 billion cubic feet per day, compared to last year’s second quarter.

International Upstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2022	2021	2022	2021
Earnings*	$5,191	$1,732	$8,887	$3,141
*Includes foreign currency effects	$603	$78	$459	$26
International upstream operations earned $5.19 billion in second quarter 2022, compared with $1.73 billion a year ago. The increase in earnings was primarily due to higher realizations and

-MORE-

asset sale gains, partially offset by lower sales volumes. Foreign currency effects had a favorable impact on earnings of $525 million between periods.
The average sales price for crude oil and natural gas liquids in second quarter 2022 was $102 per barrel, up from $62 a year earlier. The average sales price of natural gas was $9.23 per thousand cubic feet in the second quarter, up from $4.92 in last year’s second quarter.
Net oil-equivalent production of 1.72 million barrels per day in second quarter 2022 was down 266,000 barrels per day from second quarter 2021. The decrease was primarily due to the absence of production following expiration of the Erawan concession in Thailand and Rokan concession in Indonesia, and unfavorable entitlement effects due to higher prices. The net liquids component of oil-equivalent production decreased 19 percent to 799,000 barrels per day in second quarter 2022, while net natural gas production decreased 7 percent to 5.55 billion cubic feet per day compared to last year’s second quarter.

DOWNSTREAM

U.S. Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2022	2021	2022	2021
Earnings	$2,440	$776	$2,926	$646
U.S. downstream operations reported earnings of $2.44 billion in second quarter 2022, compared with earnings of $776 million a year earlier. The increase was mainly due to higher margins on refined product sales, partially offset by lower earnings from the 50 percent-owned Chevron Phillips Chemical Company and higher operating expenses.
Refinery crude oil input in second quarter 2022 decreased 8 percent to 881,000 barrels per day from the year-ago period, primarily due to planned turnarounds.
Refined product sales of 1.21 million barrels per day were up 4 percent from the year-ago period, mainly due to higher jet fuel demand as travel restrictions associated with the pandemic continue to ease.

International Downstream
	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2022	2021	2022	2021
Earnings*	$1,083	$63	$928	$198
*Includes foreign currency effects	$145	$1	$168	$60
International downstream operations reported earnings of $1.08 billion in second quarter 2022, compared with $63 million a year earlier. The increase was mainly due to higher margins on refined product sales and a $144 million favorable swing in foreign currency impacts between periods.
Refinery crude oil input of 634,000 barrels per day in second quarter 2022 increased 9 percent from the year-ago period as refinery runs increased due to higher demand.
Refined product sales of 1.34 million barrels per day in second quarter 2022 increased 4 percent from the year-ago period, mainly due to higher demand for jet fuel as restrictions from the pandemic continue to ease.

ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2022	2021	2022	2021
Net Charges*	$(459)	$(935)	$(1,465)	$(1,913)
*Includes foreign currency effects	$(80)	$(36)	$(177)	$(45)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2022 were $459 million, compared to $935 million a year earlier. The decrease in net charges between periods was mainly due to lower employee benefit costs, pension expenses and interest expense, partially offset by an unfavorable swing in foreign currency effects.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2022 was $21.8 billion, compared with $11.2 billion in 2021. Excluding working capital effects, cash flow from operations in the first six months of 2022 was $22.2 billion, compared with $12.2 billion in 2021.

TOTAL CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures, including equity affiliates (Total C&E) in the first six months of 2022 were $6.7 billion, compared with $5.3 billion in 2021. The amounts included $1.5 billion in 2022 and $1.5 billion in 2021 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 79 percent of the company-wide total in 2022. Total C&E for 2022 includes $700 million of inorganic spend largely associated with the formation of the Bunge joint venture. The acquisition of Renewable Energy Group, Inc. is not included in the company’s Total C&E.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and growing lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.
# # #
Contact: Tyler Kruzich -- +1 925-549-8686

-MORE-

NOTICE
Chevron’s discussion of second quarter 2022 earnings with security analysts will take place on Friday, July 29, 2022, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:30 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Key Performance Indicator - Capital and exploratory expenditures, including equity affiliates (Total C&E), is a key performance indicator for the company and provides a comprehensive view of its share of investment levels. This metric includes additions to fixed asset or investment accounts, or to exploration expense, for consolidated companies and our share of these expenditures by equity affiliates. Management uses this metric to manage allocation of capital across its entire portfolio, funding requirements and ultimately shareholder distributions. The calculation of Total C&E is shown in Attachment 2.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.
This news release also includes net debt ratio. Net debt ratio is defined as total debt less cash and cash equivalents and marketable securities as a percentage of total debt less cash and cash equivalents and marketable securities, plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The company believes this measure is useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio is shown in Attachment 2.

-MORE-

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 25 of the company's 2021 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2022	2021	2022	2021
Sales and other operating revenues	$65,372	$36,117	$117,686	$67,193
Income (loss) from equity affiliates	2,467	1,442	4,552	2,353
Other income (loss)	923	38	897	80
Total Revenues and Other Income	68,762	37,597	123,135	69,626
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	40,003	20,629	72,652	38,197
Operating expenses *	7,168	6,160	13,837	12,454
Exploration expenses	196	113	405	199
Depreciation, depletion and amortization	3,700	4,522	7,354	8,808
Taxes other than on income	1,563	1,566	3,565	2,986
Interest and debt expense	129	185	265	383
Total Costs and Other Deductions	52,759	33,175	98,078	63,027
Income (Loss) Before Income Tax Expense	16,003	4,422	25,057	6,599
Income tax expense (benefit)	4,288	1,328	7,065	2,107
Net Income (Loss)	11,715	3,094	17,992	4,492
Less: Net income (loss) attributable to noncontrolling interests	93	12	111	33
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$11,622	$3,082	$17,881	$4,459

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$5.98	$1.61	$9.21	$2.33
- Diluted	$5.95	$1.60	$9.17	$2.32
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,947,703	1,917,536	1,941,719	1,915,243
- Diluted	1,957,109	1,921,958	1,950,860	1,918,940

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Upstream
United States	$3,367	$1,446	$6,605	$2,387
International	5,191	1,732	8,887	3,141
Total Upstream	8,558	3,178	15,492	5,528
Downstream
United States	2,440	776	2,926	646
International	1,083	63	928	198
Total Downstream	3,523	839	3,854	844
All Other	(459)	(935)	(1,465)	(1,913)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$11,622	$3,082	$17,881	$4,459
* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Jun 30, 2022	Dec 31, 2021
Cash and cash equivalents	$12,029	$5,640
Marketable securities	$341	$35
Total assets	$257,936	$239,535
Total debt	$26,235	$31,369
Total Chevron Corporation stockholders' equity	$153,554	$139,067

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$179,789	$170,436
Debt ratio (Total debt / Total debt plus stockholders’equity)	14.6%	18.4%

Adjusted debt (Total debt less cash and cash equivalents and marketable securities)	$13,865	$25,694
Adjusted debt plus total stockholders’ equity	$167,419	$164,761
Net debt ratio (Adjusted debt / Adjusted debt plus total stockholders’ equity)	8.3%	15.6%

	Three Months Ended June 30		Six Months Ended June 30
TOTAL C&E	2022	2021	2022	2021
Capital Expenditures	$3,184	$1,797	$5,144	$3,543
Expensed exploration expenditures	97	98	171	180
Capital lease obligations and other	(167)	42	(169)	40
Capital and exploratory expenditures, excl. affiliates	3,114	1,937	5,146	3,763
Company’s share of expenditures by affiliates	809	849	1,534	1,527
Total C&E	3,923	2,786	6,680	5,290
Acquisition of businesses, net of cash received	2,862	—	2,862	—
Total C&E plus acquisitions (investment)	$6,785	$2,786	$9,542	$5,290

	Three Months Ended June 30		Six Months Ended June 30
TOTAL C&E BY SEGMENT*	2022	2021	2022	2021
United States
Upstream	$1,573	$1,074	$2,873	$2,123
Downstream	884	264	1,130	506
Other	86	31	128	83
Total United States	2,543	1,369	4,131	2,712

International
Upstream	1,296	1,237	2,414	2,296
Downstream	79	174	129	272
Other	5	6	6	10
Total International	1,380	1,417	2,549	2,578
Worldwide	$3,923	$2,786	$6,680	$5,290
* Includes interest in affiliates:
United States	$167	$80	$292	$166
International	642	769	1,242	1,361
Total	$809	$849	$1,534	$1,527

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended June 30
		Six Months Ended June 30
OPERATING ACTIVITIES	2022	2022	2021
Net Income (Loss)	$11.7	$18.0	$4.5
Adjustments
Depreciation, depletion and amortization	3.7	7.4	8.8
Distributions more (less) than income from equity affiliates	(1.7)	(3.2)	(1.4)
Loss (gain) on asset retirements and sales	(0.4)	(0.5)	(0.1)
Net foreign currency effects	(0.5)	(0.2)	0.2
Deferred income tax provision	0.7	1.3	(0.2)
Net decrease (increase) in operating working capital	0.5	(0.4)	(1.0)
Other operating activity	(0.3)	(0.6)	0.4
Net Cash Provided by Operating Activities	$13.8	$21.8	$11.2

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(2.9)	(2.9)	—
Capital expenditures	(3.2)	(5.1)	(3.5)
Proceeds and deposits related to asset sales and returns of investment	1.1	2.3	0.4
Other investing activity(2)	—	—	—
Net Cash Used for Investing Activities	$(5.0)	$(5.6)	$(3.1)

FINANCING ACTIVITIES
Net change in debt	(3.7)	(5.7)	(1.3)
Cash dividends — common stock	(2.8)	(5.5)	(5.0)
Shares issued for share-based compensation	0.8	5.5	0.4
Shares repurchased	(2.5)	(3.8)	—
Distributions to noncontrolling interests	—	—	—
Net Cash Provided by (Used for) Financing Activities	$(8.1)	$(9.5)	$(6.0)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	(0.1)	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$0.6	$6.6	$2.0

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$13.8	$21.8	$11.2
Less: Net decrease (increase) in operating working capital	0.5	(0.4)	(1.0)
Cash Flow from Operations Excluding Working Capital	$13.3	$22.2	$12.2

Net Cash Provided by Operating Activities	$13.8	$21.8	$11.2
Less: Capital expenditures	3.2	5.1	3.5
Free Cash Flow	$10.6	$16.7	$7.6
Less: Net decrease (increase) in operating working capital	0.5	(0.4)	(1.0)
Free Cash Flow Excluding Working Capital	$10.1	$17.1	$8.6
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily (borrowings) repayments of loans by equity affiliates.

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2022	2021	2022	2021
United States	888	857	884	829
International	799	990	828	1,008
Worldwide	1,687	1,847	1,712	1,837
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,705	1,678	1,766	1,660
International	5,548	5,993	5,832	6,060
Worldwide	7,253	7,671	7,598	7,720
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,172	1,136	1,178	1,106
International	1,724	1,990	1,800	2,018
Worldwide	2,896	3,126	2,978	3,124
SALES OF NATURAL GAS (MMCF/D):
United States	4,364	3,776	4,412	3,843
International	4,537	4,756	4,705	5,092
Worldwide	8,901	8,532	9,117	8,935
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	295	215	298	207
International	224	180	220	166
Worldwide	519	395	518	373
SALES OF REFINED PRODUCTS (MB/D):
United States	1,210	1,159	1,214	1,105
International (5)	1,337	1,282	1,332	1,274
Worldwide	2,547	2,441	2,546	2,379
REFINERY INPUT (MB/D):
United States	881	956	898	918
International	634	580	626	559
Worldwide	1,515	1,536	1,524	1,477

(1) Includes interest in affiliates; totals may not match sum of parts due to rounding.
(2) Includes net production of synthetic oil:
Canada	39	54	39	57
(3) Includes natural gas consumed in operations (MMCF/D):
United States	57	45	57	45
International	496	525	523	541
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	383	342	368	341

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021			Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$3,367			$1,446			$6,605			$2,387
Int'l Upstream			5,191			1,732			8,887			3,141
U.S. Downstream			2,440			776			2,926			646
Int'l Downstream			1,083			63			928			198
All Other			(459)			(935)			(1,465)			(1,913)
Net Income (Loss) Attributable to Chevron			$11,622			$3,082			$17,881			$4,459

SPECIAL ITEMS
U.S. Upstream
Remediation charge	$—	$—	$—	$(158)	$38	$(120)	$—	$—	$—	$(158)	$38	$(120)
Early contract termination	(765)	165	(600)	—	—	—	(765)	165	(600)	—	—	—
Int'l Upstream
Asset sale gains	328	(128)	200	—	—	—	328	(128)	200	—	—	—
U.S. Downstream
Legal reserves	—	—	—	—	—	—	—	—	—	(140)	30	(110)
All Other
Pension settlement costs	(12)	1	(11)	(151)	36	(115)	(98)	21	(77)	(468)	112	(356)

Total Special Items	$(449)	$38	$(411)	$(309)	$74	$(235)	$(535)	$58	$(477)	$(766)	$180	$(586)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$603			$78			$459			$26
Int'l Downstream			145			1			168			60
All Other			(80)			(36)			(177)			(45)
Total Foreign Currency Effects			$668			$43			$450			$41

ADJUSTED EARNINGS/(LOSS) *
U.S. Upstream			$3,967			$1,566			$7,205			$2,507
Int'l Upstream			4,388			1,654			8,228			3,115
U.S. Downstream			2,440			776			2,926			756
Int'l Downstream			938			62			760			138
All Other			(368)			(784)			(1,211)			(1,512)
Total Adjusted Earnings/(Loss)			$11,365			$3,274			$17,908			$5,004

Total Adjusted Earnings/(Loss) per share			$5.82			$1.71			$9.18			$2.61

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.